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                                                                  EXHIBIT 11.1

         FRESENIUS NATIONAL MEDICAL CARE HOLDINGS, INC. AND SUBSIDIARIES WEIGHTED AVERAGE NUMBER OF SHARES AND EARNINGS USED IN PER SHARE COMPUTATION
                        (DOLLARS AND SHARES IN THOUSANDS)



                                                SUCCESSOR                            PREDECESSOR
                                               ------------       --------------------------------------------------
                                               THREE MONTHS       NINE MONTHS       TWELVE MONTHS      TWELVE MONTHS
                                                  ENDED              ENDED              ENDED              ENDED
                                               DECEMBER 31,       DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                                   1996               1996               1995               1994
                                               ------------       ------------       ------------       ------------
The weighted average number of shares
  of Common Stock were as follows                 90,000             95,188             95,822             93,936
                                                  ======             ======             ======             ======


Income used in the computation of earnings per share were as follows:

                                                SUCCESSOR                                  PREDECESSOR
                                               ------------         ---------------------------------------------------------
                                               THREE MONTHS         NINE MONTHS          TWELVE MONTHS          TWELVE MONTHS
                                                  ENDED                ENDED                 ENDED                  ENDED
                                               DECEMBER 31,         DECEMBER 31,          DECEMBER 31,           DECEMBER 31,
                                                   1996                 1996                  1995                   1994
                                               ------------         ------------          ------------           ------------
Net Income                                       $ 6,046              $ 62,881              $ 96,897              $ 102,217

Dividends paid on preferred stocks                  (130)                 (393)                 (522)                  (522)
                                                 -------              --------              --------              ---------

Income used in per share computation
  of earnings                                    $ 5,916              $ 62,488              $ 96,375              $ 101,695
                                                 =======              ========              ========              =========

Earnings per share                               $  0.07              $   0.66              $   1.01              $    1.08
                                                 =======              ========              ========              =========

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